Exhibit 99.1

SPARK NETWORKS® ANNOUNCES DIRECTOR RESIGNATIONS

BEVERLY HILLS, Calif., July 27, 2007—Spark Networks, Inc. (AMEX:LOV), a leading provider of online personals services, announced today Laura Lauder and Scott Sassa have voluntarily resigned from the Company’s Board of Directors, effective July 31st. Both Ms. Lauder and Mr. Sassa cited increased other business commitments as their reason for resignation. Ms. Lauder has served on Spark’s Board since January 2005 and Mr. Sassa since September 2006. Effective with the resignations, the size of Spark Networks’ Board of Directors will be reduced from nine directors to seven directors.

“We thank Laura and Scott for the wisdom and insight they have provided us as members of our Board. We appreciate their many contributions as well as their leadership,” stated Adam Berger, Spark’s Chief Executive Officer. “At this time, we believe seven directors is an appropriate level for a company of our size and, as an added benefit, the Company will enjoy reduced governance costs without reducing governance.”

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com) and ChristianMingle®.com (www.christianmingle.com).

For More Information

Investors:	Mark Thompson
+ 1 323 836 3000
mthompson@spark.net

Media:	Gail Laguna
+ 1 323 836 3000
glaguna@spark.net